June 1, 2018

Charles F. McCain

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Advisory Fee Waivers – June 1, 2018 through February 29, 2020

Dear Mr. McCain:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to reduce our advisory fee with respect to each such Harbor fund until February 29, 2020 in the manner set forth below. This agreement may not be amended and shall automatically expire at the close of business on February 29, 2020 without further action by either party.

•	Harbor Convertible Securities Fund: We agree to reduce our advisory fee from 0.65% to 0.60% on all assets through February 29, 2020.

•	Harbor High-Yield Bond Fund: We agree to reduce our advisory fee from 0.60% to 0.508% on all assets through February 29, 2020.

•	Harbor Bond Fund: We agree to reduce our advisory fee from 0.48% to 0.43% on assets between $1 billion and $3 billion and to 0.405% on assets over $3 billion through February 29, 2020.

•	Harbor Money Market Fund: We agree to reduce our advisory fee from 0.20% to 0.18% on all assets through February 29, 2020.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

Agreed and Accepted HARBOR FUNDS

By:
Charles F. McCain, President

111 South Wacker Drive, 34th Floor | Chicago, Illinois 60606-4302

T 800-422-1050 | F 312-443-4444 | www.harborfunds.com